Contact:
Albert Fleury
Investor Relations
Digene Corporation
(301) 944-7000

Investors:
Evan Smith, Financial Dynamics
(212) 850-5606
Media:
Pam Rasmussen, Digene
(301) 944-7196
Sean Leous, Financial Dynamics
(212) 850-5755

JAMES GODSEY, Ph.D., TO JOIN DIGENE AS SENIOR VICE PRESIDENT RESEARCH AND DEVELOPMENT

- Attila Lorincz Named Sr. VP, Science & Technology, to Continue as Chief Scientific Officer –

OCT. 27, 2006 – Gaithersburg, MD – Digene Corp. (Nasdaq: DIGE) announced today that James Godsey, Ph.D., has joined the company as Senior Vice President of Research and Development. Dr. Godsey came to Digene from his position as Vice President of Research and Development for Veridex LLC, a Johnson & Johnson cancer diagnostics company and center of excellence for molecular diagnostics and genomics. Prior to joining Johnson & Johnson, Dr. Godsey was Executive Vice President, Development Group at Gen-Probe Inc. where he led the development team that launched the TIGRIS® system. Attila Lorincz, Ph.D., will continue as Chief Scientific Officer and assume the new position of Senior Vice President, Science and Technology. Dr. Godsey’s appointment is effective Monday, Oct. 30.

Evan Jones, Chairman and CEO commented: “We are proud to have Dr. Godsey join Digene’s research organization and our senior leadership team. He brings more than 25 years of experience in the diagnostics industry, including direct experience in the development of automated molecular diagnostic testing systems. In his new role, Dr. Godsey will lead Digene’s instrument and reagent development programs. Dr. Lorincz will continue his groundbreaking research and scientific collaborations in the HPV testing field and help expand Digene’s product portfolio through discovery, in- licensing and acquisition of new products and technologies.

Mr. Jones added that “Dr. Lorincz has led Digene’s research since the company’s founding. He was responsible for the development of the company’s lead product — the Hybrid Capture® 2 HPV DNA Test. By expanding our scientific leadership team, Dr. Lorincz will have more time to foster our relationships with global scientific thought leaders and to explore possible new ‘frontiers’ for the company’s growth.”

In addition to his work at Veridex and GenProbe, Dr. Godsey was President/COO of ThermoGenesis Corporation and he held a number of increasingly responsible positions with DADE Microscan (formerly Baxter Diagnostics), including Vice President of R&D and Vice President of Business Development. Dr. Godsey earned a Ph.D. in biology from St. John’s University, an M.S. in microbiology from the University of Missouri at Kansas City and a B.S. from Southeast Missouri State University.

TIGRIS® is a registered trademark of Gen-Probe Inc.

About Digene

Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases – with a focus on women’s cancers and infectious diseases. The company’s hc2 High-Risk HPV DNA Test® is the only test for human papillomavirus approved by the U.S. Food and Drug Administration (FDA), for both follow-up evaluation in women with inconclusive Pap results and for primary adjunctive screening with the Pap test in women age 30 and older. For primary adjunctive screening, it is marketed as both The Digene HPV Test and the DNAwithPap® Test. These brand names do not refer to the Digene product that tests for several types of the virus commonly referred to as “low-risk HPV,” which are not associated with cervical cancer. For more information, visit www.thehpvtest.com. Digene’s HPV test is also CE-marked in Europe both routine, primary screening and follow-up evaluation of women with inconclusive Paps. It is marketed in more than 40 countries worldwide. In addition, Digene’s product portfolio includes DNA tests for the detection of other sexually transmitted infections, including Chlamydia and gonorrhea, as well as tests for blood viruses. For more information, visit the company’s Web site, www.digene.com.  Journalists may contact Pam Rasmussen, (301) 944-7196.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, the degree of acceptance of HPV testing by physicians,  uncertainty of the company’s future profitability, its ability to scale up manufacturing operations to meet any increased demand, the uncertainty regarding patents and proprietary rights, the success of the Company’s marketing efforts, competition, risks inherent in international transactions, and the inability to obtain requisite additional financing, as well as other factors discussed in the Company’s Securities and Exchange Commission filings.  For other factors, reference is made to the discussion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.